GulfMark to Present at the
2007 High Yield Bond & Syndicated Loan Conference

March 23, 2007 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today that Bruce Streeter, GulfMark Offshore, Inc.'s President and Chief Executive Officer and Edward Guthrie, GulfMark Offshore, Inc.'s Chief Financial Officer and Executive Vice President - Finance, will present at the 2007 High Yield Bond and Syndicated Loan Conference in Scottsdale, Arizona on Monday, March 26, 2007 at 2:30 p.m. Participants may listen to a webcast of the presentation by going to http://cc.talkpoint.com/LEHM002/032607a_jw/default.asp?entity=Gulfmark.

The presentation will be available on Monday, March 26th on GulfMark's web site at: www.gulfmark.com.

The presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-K for the year ended December 31, 2006. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty (60) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:    Edward A. Guthrie, Executive Vice President
      (713) 963-9522